Exhibit 99.1

SandRidge Energy, Inc. Announces Buy Back and Exchange of $525 Million of Senior Notes

OKLAHOMA CITY, August 14, 2015 /PRNewswire/ — SandRidge Energy, Inc. (the “Company”) (NYSE: SD) today announced that the Company has entered into privately negotiated purchase and exchange agreements under which it will repurchase $250 million aggregate principal amount of its senior unsecured notes for $94.5 million cash and exchange $275 million of notes into new convertible notes.

James Bennett, President and CEO, commented “We are very pleased with the execution of this transaction and its effect on the Company’s financial position. This represents a significant first step in reducing SandRidge’s debt and improving our balance sheet. In this transaction we addressed $525 million of senior unsecured debt, by repurchasing senior unsecured notes at a substantial discount to face value, also immediately eliminating approximately $19 million in annual interest expense, and modifying additional outstanding debt to convert into equity at a significant premium to the current share price.”

Specifically, the Company will repurchase $29.3 million aggregate principal amount of its 8.75% Senior Notes due 2020 (the “2020 Outstanding Notes”), $111.6 million aggregate principal amount of its 7.5% Senior Notes due 2021 (the “2021 Outstanding Notes”), $26.1 million aggregate principal amount of its 8.125% Senior Notes due 2022 (the “2022 Outstanding Notes”), and $83.0 million aggregate principal amount of its 7.5% Senior Notes due 2023 (the “2023 Outstanding Notes”) for an aggregate of $94.5 million in cash.

The Company will exchange $15.9 million aggregate principal amount of the 2020 Outstanding Notes, $40.7 million aggregate principal amount of the 2021 Outstanding Notes, $101.8 million aggregate principal amount of the 2022 Outstanding Notes and $116.6 million aggregate principal amount of its 2023 Outstanding Notes for $158.4 million aggregate principal amount of its new 8.125% Convertible Senior Notes due 2022 and $116.6 million aggregate principal amount of its new 7.5% Convertible Senior Notes due 2023 (all such Convertible Senior Notes are referred to below as the “New Convertible Notes”).

Subject to compliance with certain conditions, the Company has the right to mandatorily convert the New Convertible Notes, in whole or in part, if the volume weighted average price, or VWAP (as defined in the indentures governing the New Convertible Notes), of the Company’s common stock exceeds 40.00% of the applicable conversion price of the New Convertible Notes (representing an initial VWAP threshold of $1.10 per share) for at least 20 trading days during the 30 consecutive trading day period and the Company delivers a mandatory conversion notice. The New Convertible Notes will be convertible under certain circumstances, at the holder’s option, at an initial conversion rate of 363.6363 common shares per $1,000 principal amount of New Convertible Notes (representing an initial conversion price of $2.75 per share), subject to certain customary adjustments. Additionally, if a holder exercises its right to convert on or prior to the first anniversary of the issuance of the New Convertible Notes, such holder will also receive an early conversion payment of between $112.50 and $121.875 in cash per $1,000 principal amount of New Convertible Notes, depending on which series of notes is being converted. If a holder exercises its right to convert after the first anniversary but on or prior to the second anniversary of the issuance of the New Convertible Notes, such holder will receive an early conversion payment of between $75.00 and $81.25 in cash per $1,000 principal amount of New Convertible Notes, depending on which series of notes is being converted.

The New Convertible Notes will be guaranteed by the same guarantors that guarantee the outstanding senior notes of the Company. Each series of New Convertible Notes will be subject to covenants and bear payment terms substantially identical to those of the corresponding outstanding series of senior notes of similar tenor, other than the conversion provisions and the extension of the final maturity date by one day.

In addition, the Company and its banks amended its first lien revolving credit agreement to facilitate the repurchase and exchange transactions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About SandRidge Energy, Inc.

SandRidge Energy, Inc. (NYSE: SD) is an oil and natural gas exploration and production company headquartered in Oklahoma City, Oklahoma with its principal focus on developing high-return, growth-oriented projects in the Mid-Continent region of the United States. In addition, SandRidge owns and operates a saltwater gathering and disposal system and a drilling rig and related oil field services business.

CONTACT:

Duane Grubert

EVP – Investor Relations & Strategy

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102

+1 (405) 429-5515